Exhibit 10.1

AMENDED AND RESTATED COMMITMENT LETTER

June 20, 2018

Interface, Inc.

2859 Paces Ferry Rd., Suite 2000

Atlanta, Georgia 30339

Attention: Bruce A. Hausmann, Chief Financial Officer

Re:

Amended and Restated Syndicated Facility Agreement dated as of August 8, 2017 (as amended prior to the date hereof, the “Existing Facility Agreement”) by and among Interface, Inc., a Georgia corporation (“you” or the “Company”), the Designated Borrowers party thereto, the Guarantors party thereto, the Lenders party thereto and Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Existing Facility Agreement.

You have advised Bank of America, N.A. (through itself or one of its designated affiliates or branch offices, “Bank of America”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any of its designated affiliates, “MLPFS”) and JPMorgan Chase Bank, N.A. (“JPM”) that you intend to acquire (the “Target Acquisition”), directly or indirectly through one or more Wholly Owned Subsidiaries, (x) all of the outstanding capital stock of nora Holding GmbH, a German company (the “Target”), from DealCo Luxembourg II S.à r.l., a Luxembourg company, and nora Management III Beteiligungs GmbH & Co. KG, a German company, as Sellers (referred to herein collectively as the “Seller”), and (y) all existing shareholder loans owing by the Target or one or more of its subsidiaries to Seller (referred to herein as the “Shareholder Loans”), in each case pursuant to Share Purchase and Transfer Agreement dated June 14, 2018 (the “Target Acquisition Agreement”) among (i) Seller, (ii) Interface Europe B.V., as Purchaser (the “Share Purchaser”), and (iii) the Company, as the purchaser of the Shareholder Loans (the “SH Loan Purchaser”; together with the Share Purchaser referred to herein collectively as the “Purchaser”).

In connection with the foregoing, you have also advised Bank of America, MLPFS and JPM (collectively, the “Commitment Parties”) that you desire to:

(a)

finance the payment of the cash consideration for the Target Acquisition (including the purchase of the Shareholder Loans), the repayment of existing bank facility indebtedness of the Target and its subsidiaries and the payment of fees and expenses incurred in connection with the Transactions (defined below) from a Multicurrency Incremental Term Loan incurred under the Amended Facility Agreement (defined below) in the principal amount of $465 million (the “Incremental Term Facility”) which shall be shall be available to the Company in Dollars or Euros, shall bear interest at the same interest rate and interest rate margins applicable to the Term Loan A, shall amortize in equal quarterly principal installments in an amount equal to 1.875% of the initial principal amount of the Incremental Term Facility (for annual amortization of 7.50% of the initial principal amount of the Incremental Term Facility), shall mature on August 8, 2022, shall share ratably in optional and mandatory prepayments with the Term Loan A and shall otherwise be on all the same terms and conditions as the Term Loan A; and

(b)	(i) effect an amendment (the “Proposed Amendment”) to the Existing Facility Agreement (as to be amended by the Proposed Amendment, the “Amended Facility Agreement”) which shall be effective on the Effective Date (defined below) that contains the following modifications to the Existing Facility Agreement: (i) the maximum Consolidated Net Leverage Ratio permitted under Section 8.11(a) shall be increased from 3.75:1.00 to 4.50:1.00 (with step-downs to be mutually agreed by you and the Commitment Parties), (ii) the Target Acquisition will be permitted, including amendments to Section 8.02 of Existing Facility Agreement so as to permit consummation of the Target Acquisition (including transfer of the proceeds of the Incremental Term Facility from the Company to the Purchaser and certain other intercompany transfers in the form of distributions, share repurchases, contributions or intercompany loans required or necessary to accomplish the funding the Target Acquisition), the purchase of the Shareholder Loans by the SH Loan Purchaser (either directly or through the making of an intercompany loan by the Company to the Target) and the existence of the Shareholder Loans on and after Effective Date (and on or after the Effective Date, the transfer of the Shareholder Loans from SH Loan Purchaser to an existing or a newly created Foreign Subsidiary of the Company), (iii) the Incremental Term Facility will be permitted (on the terms and conditions set forth herein including the Limited Conditionality Provision), (iv) Consolidated EBITDA will be amended to provide for additional addbacks regarding (A) advisory and legal fees, financing fees, consulting fees and other transaction related fees and expenses (uncapped) incurred in connection with the Target Acquisition and the Senior Credit Facilities, (B) non-cash amortization expense resulting from the purchase accounting adjustment to the value of the inventory of the Target in connection with the Target Acquisition, and (C) restructuring charges, integration costs, pro forma cost savings and cost synergies in each case in connection with the Target Acquisition and included in the financial model of the Company and its Subsidiaries approved by the Commitment Parties prior to the Effective Date, (v) the Consolidated Net Leverage Ratio will be amended to allow for $100 million in netting of unrestricted and unencumbered cash of the Company and its subsidiaries, (vi) the Multicurrency Swing Line Sublimit, Domestic Swing Line Sublimit, and Letter of Credit Sublimit will be increased to amounts to be mutually agreed upon by you and the Commitment Parties and (vii) Section 8.03 will be amended to permit the funding of the Target and its subsidiaries under a separate bilateral credit facility provided by Bank of America (through itself or one of its designated affiliates or branch offices) and/or another Lender licensed in Germany, in an amount to be mutually agreed upon you and the Commitment Parties; or

(ii) if the consent of Required Lenders for the Proposed Amendment (the “Required Consent”) is not obtained, enter into replacement credit facilities, which shall refinance in full the revolving credit and term loan facilities under the Existing Facility Agreement, shall be provided on the Effective Date pursuant to the definitive documentation for the Senior Credit Facilities with terms identical in all material respects to the terms of the Existing Facility Agreement and the other Loan Documents as such terms would have been amended by the Proposed Amendment (such replacement credit facilities, the “Backstop Facilities”) and the agency fees and fronting fees under such Backstop Facilities shall be identical to the agency fees and fronting fees under the Existing Facility Agreement;

The revolving credit and term loan facilities under the Amended Facility Agreement are referred to herein as the “Amended Credit Facilities”. The Incremental Term Facility and Amended Credit Facilities or the Backstop Facilities, as applicable, are referred to herein collectively as the “Senior Credit Facilities”. The Target Acquisition, the entering into the Proposed Amendment or the Backstop Facilities, as applicable, the documentation and funding of the Incremental Term Facility, the repayment of existing third party bank indebtedness of the Target and its subsidiaries, the purchase of the Shareholder Loans pursuant to the Target Acquisition Agreement, the payment of fees and expenses incurred in connection with the Target Acquisition and the Senior Credit Facilities, and all related transactions, are referred to collectively herein as the “Transaction”. This letter and the exhibits hereto are collectively referred to as the “Commitment Letter”.

1.	Commitments. In connection with the foregoing:

(a) Bank of America is pleased to provide its commitment to fund 70% of the principal amount of the Incremental Term Facility and JPM is pleased to provide its commitment to fund 30% of the principal amount of the Incremental Term Facility;

(b) if the Required Consent is not obtained, Bank of America is pleased to provide its commitment to fund 70% of the principal amount of the Backstop Facilities and JPM is pleased to provide its commitment to fund 30% of the principal amount of the Backstop Facilities; provided that if, subsequent to the date of your acceptance of this Commitment Letter and prior to its expiration in accordance with its terms, the Required Consent is obtained, the commitment under this clause (b) shall automatically terminate; and

(c) each of MLPFS and JPM is pleased to advise you of their willingness, as joint lead arranger and joint bookrunner (collectively in such capacities, the “Lead Arrangers”) for the Senior Credit Facilities to (i) use commercially reasonable efforts to solicit the Required Consent and (ii) form a syndicate of financial institutions and institutional investors for the Incremental Term Facility and, if the Required Consent is not obtained, the Backstop Facilities (such financial institutions and institutional investors, together with Bank of America and any existing lenders under the Existing Facility Agreement that consent to the Proposed Amendment, the “Lenders”). It is understood that JPM may perform its responsibilities hereunder through its affiliate, J.P. Morgan Securities LLC.

Bank of America will continue to act as sole Administrative Agent for the Senior Credit Facilities. The Senior Credit Facilities will include customary LIBOR transition and ERISA (lender and borrower) provisions. The commitments of Bank of America and JPM hereunder are several and not joint.

No additional agents, co-agents, arrangers or bookrunners will be appointed and no other titles will be awarded without the consent of MLPFS. MLPFS shall have “left side” designation and shall appear on the top left of any Information Materials (as defined below) and all other offering or marketing materials in respect of the Senior Credit Facilities and shall perform the duties and exercise the authority customarily performed and exercised by it in such role.

As used herein, “syndication” of the Senior Credit Facilities includes the Lead Arrangers using commercially reasonable efforts to arrange the Required Consent.

2.     Conditions Precedent. The commitments of Bank of America and JPM hereunder and the undertakings of the Lead Arrangers to provide the services described herein are subject only to the satisfaction of each of the conditions precedent set forth in Exhibit A attached hereto and forming part of this Commitment Letter.

Notwithstanding anything in this Commitment Letter, the Fee Letter (as defined below) or the definitive documentation for the Senior Credit Facilities to the contrary, (a) the only representations and warranties the accuracy of which shall be a condition to the funding of the Incremental Term Facility or, to the extent applicable, the funding of the Backstop Facilities, on the Effective Date shall be the Specified Representations (as defined below) and the Target Acquisition Agreement Representations (as defined in Exhibit A), and (b) the terms of the definitive documentation for the Senior Credit Facilities shall be in a form such that they do not impair the availability or funding of the Incremental Term Facility or, to the extent applicable, the funding of the Backstop Facilities, on the Effective Date if the conditions set forth in Exhibit A are satisfied (it being understood that, to the extent any collateral (including the grant or perfection of any security interest) is not or cannot be provided and/or perfected on the Effective Date (other than the grant and perfection of security interests in assets with respect to which a lien may be perfected solely by the filing of a financing statement (other than as a “fixture filing”) under the Uniform Commercial Code (“UCC”), then the provision and perfection of such collateral shall not constitute a condition precedent to the availability and initial funding of the Incremental Term Facility or, to the extent applicable, the funding of the Backstop Facilities, on the Effective Date, but may instead be provided within 90 days after the Effective Date (or, in each case, such later date, as agreed by the Administrative Agent) pursuant to arrangements to be mutually agreed by the Administrative Agent and you. For purposes hereof, “Specified Representations” means the representations and warranties to be made by the Borrowers and the Guarantors in the definitive documentation for the Senior Credit Facilities relating to corporate or other organizational existence of the Borrowers and the Guarantors, organizational power and authority of the Borrowers and the Guarantors to enter into and perform the definitive documentation for the Senior Credit Facilities, due authorization, execution and delivery by the Borrowers and the Guarantors of, and enforceability against the Borrowers and the Guarantors of, the definitive documentation for the Senior Credit Facilities, creation, validity and perfection of first priority (subject to permitted liens) liens under the security documents (subject, without limitation, to the limitations and exceptions set forth in the preceding sentence), no conflicts of the definitive documentation for the Senior Credit Facilities with the organizational documents of Borrowers and the Guarantors or with material laws applicable to the Borrowers or any of the Guarantors, use of proceeds not violating margin regulations and not violating anti-corruption laws, sanctions and the PATRIOT Act, Investment Company Act and solvency as of the Effective Date (after giving effect to the Transactions) of the Borrowers and its subsidiaries on a consolidated basis. This paragraph is referred to herein as the “Limited Conditionality Provision”.

3.     Syndication. The Lead Arrangers intend to commence syndication of the Senior Credit Facilities promptly upon your acceptance of this Commitment Letter and the Fee Letter. You agree to actively assist the Lead Arrangers in achieving a syndication of the Senior Credit Facilities that is satisfactory to the Lead Arrangers. Such assistance shall include your (a) providing and causing your advisors to provide (and using your commercially reasonable efforts to cause the Target and its advisors to provide) the Commitment Parties and the other Lenders upon request with all information reasonably deemed necessary by the Commitment Parties to complete syndication, including, but not limited to, information and evaluations prepared by you, the Target and your or its advisors, or on your or its behalf, relating to the transactions contemplated hereby (including the Projections (as hereinafter defined), the “Information”), (b) assisting in the preparation of materials to be used in connection with the syndication of the Senior Credit Facilities (collectively, the “Information Materials”), (c) using your commercially reasonable efforts to ensure that the syndication efforts of the Lead Arrangers benefit materially from your existing banking relationships and (d) otherwise reasonably assisting the Commitment Parties in their syndication efforts, including by making your officers and advisors available (and your using commercially reasonable efforts to make the officers and advisors of the Target available) from time to time to attend and make presentations regarding the business and prospects of the Company and its subsidiaries, the Target and its subsidiaries and the Transactions, as appropriate, at one or more meetings of prospective Lenders. You hereby agree that, following the Effective Date and at our own expense, we may place advertisements in financial and other newspapers and periodicals, and circulate similar promotional materials, in the form of a “tombstone” or otherwise, containing information customarily included in such advertisements and materials, including (i) the name of the Company, (ii) our and our affiliates’ titles and roles in connection with the Senior Credit Facilities, and (iii) the amount, type and closing date of the Senior Credit Facilities. You also authorize each the Lead Arrangers and its affiliates to download copies of the Company’s and its subsidiaries’ logos from its website, use copies thereof in SyndTrak or similar workspaces established by MLPFS in connection with the syndication of the Senior Credit Facilities and use such logos on any confidential information memoranda, presentations and other marketing materials prepared in connection with the syndication of the Senior Credit Facilities.

It is understood and agreed that MLPFS will manage and control all aspects of the syndication in consultation with you, including decisions as to the selection of prospective Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders (it being understood that the syndication of the Senior Credit Facilities shall be allocated 70% to reduce the commitment of Bank of America and 30% to reduce the commitment of JPM until a Successful Syndication (as defined in the Fee Letter) has occurred). It is understood that no Lender participating in the Senior Credit Facilities will receive compensation from you in order to obtain its commitment, except on the terms contained herein, in the Summary of Terms and in the Fee Letter. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the sole and absolute discretion of MLPFS.

Notwithstanding any other provision of this Commitment Letter to the contrary or any syndication, assignment or other transfer of Bank of America’s or JPM’s commitments in respect of the Senior Credit Facilities herein, (a) neither Bank of America nor JPM shall be relieved, released or novated from its obligations hereunder (including its obligation to fund its commitment to the Incremental Term Facility and, to the extent applicable, its commitment to the Backstop Facilities on the Effective Date) as a result of such syndication, assignment or other transfer until after the funding of the Incremental Term Facility and, to the extent applicable, the initial funding of the Backstop Facilities in each case on the Effective Date, (b) no such syndication, assignment or other transfer shall become effective with respect to any portion of Bank of America’s or JPM’s commitments in respect of the Senior Credit Facilities until the funding of the Incremental Term Facility and, to the extent applicable, the initial funding of the Backstop Facilities in each case on the Effective Date and (c) each of Bank of America and JPM shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Senior Credit Facilities herein, including all rights with respect to consents, waivers, modifications, supplements and amendments, until the Effective Date has occurred.

Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that our commitments with respect to the Incremental Term Facility and, to the extent applicable, the Backstop Facilities are not conditioned upon the syndication of, or receipt of commitments in respect of, the Incremental Term Facility and, to the extent applicable, the Backstop Facilities and in no event shall the commencement or successful completion of syndication of the Incremental Term Facility and, to the extent applicable, the Backstop Facilities, nor the obligation to assist with syndication efforts as set forth herein (including, without limitation, any of your agreements in this paragraph or the following paragraph), constitute a condition to the commitment hereunder to fund the Incremental Term Facility and, to the extent applicable, the Backstop Facilities in each case on the Effective Date.

4.     Information Requirements. You represent, warrant and covenant (subject, however, to the best of your knowledge with respect to Information relating to the Target) that (a) all financial projections concerning the Company and its subsidiaries and the Target and its subsidiaries that have been or are hereafter made available to any of the Commitment Parties or the Lenders by you, the Target or any of your or its representatives (or on your or its behalf) (the “Projections”) have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time furnished (it being understood that such Projections are as to future events and are not to be viewed as facts, that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and that such differences may be material, that such Projections are subject to significant uncertainties and contingencies many of which are beyond your control, and that no assurance can be given that the projected results will be realized) and (b) all Information, other than Projections, which has been or is hereafter made available to any of the Commitment Parties or the Lenders by you, the Target or any of your or its representatives (or on your or its behalf) in connection with any aspect of the Transactions, as and when furnished, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading. You agree to furnish us with further and supplemental information from time to time until the funding of the Incremental Term Facility and, if the Required Consent is not obtained, the initial funding of the Backstop Facilities (the “Effective Date”) and, if requested by MLPFS, for such period thereafter as is necessary to achieve a Successful Syndication (as defined in the Fee Letter) so that such representation and warranty is correct on the Effective Date and on such later date on which a Successful Syndication occurs as if the Information were being furnished, and such representation and warranty were being made, on such date. In issuing this commitment and in arranging and syndicating the Senior Credit Facilities, the Commitment Parties are and will be using and relying on the Information without independent verification thereof.

You acknowledge that the Commitment Parties on your behalf will make available Information Materials to the proposed syndicate of Lenders by posting the Information Materials on SyndTrak or another similar electronic system. In connection with the syndication of the Senior Credit Facilities, unless the parties hereto otherwise agree in writing, you shall be under no obligation to provide Information Materials suitable for distribution to any prospective Lender (each, a “Public Lender”) that has personnel who do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Company or its affiliates, the Target and its affiliates or the respective securities of any of the foregoing. You agree, however, that the definitive documentation for the Senior Credit Facilities will contain provisions concerning Information Materials to be provided to Public Lenders and the absence of MNPI therefrom. Prior to distribution of Information Materials to prospective Lenders, you shall provide us with a customary letter authorizing the dissemination thereof. In any event, the Commitment Parties shall not disclose to any prospective Lender any Information Materials which are confidential unless such prospective Lender has agreed (whether by execution and delivery of a confidentiality agreement or by agreement to terms and conditions required to access information via electronic means) to keep such information confidential on terms which are customary in the syndication market for transactions of the nature described herein.

5.     Confidentiality. Each of the Commitment Parties and their respective affiliates will use all confidential information provided to them or such affiliates by or on behalf of you hereunder (including, without limitation, the Projections, the information contained in the Information Materials and any other Information provided by you that is not identified or marked clearly by you as “PUBLIC”) solely for the purpose of providing the services which are the subject of this Commitment Letter in connection with the transactions contemplated hereby and shall treat confidentially all such information; provided that nothing herein shall prevent the Commitment Parties from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such Commitment Party, to the extent permitted by law, will use commercially reasonable efforts to notify the Company prior to any such disclosure in order to permit the Company to object to or seek a protective order against such disclosure; and, further, to cooperate on a reasonable basis, at the Company’s sole expense, with any such efforts to object to or seek a protective order against such disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction over any of the Commitment Parties or any of their respective affiliates (in which case such Commitment Party, to the extent practicable and not prohibited by applicable law or regulation, agree to inform you promptly thereof (except with respect to any audit or examination conducted by bank accountants or any governmental authority exercising examination or regulatory authority)), (c) to the extent that such information becomes publicly available other than by reason of disclosure by any of the Commitment Parties or any of their respective affiliates in contravention of this paragraph, (d) to the extent that such information is received by any of the Commitment Parties from a third party that is not to its knowledge subject to confidentiality obligations to you, (e) to the extent that such information is independently developed by any of the Commitment Parties without reference to any of the Company’s confidential information, (f) to any of the Commitment Parties respective affiliates and their respective employees, legal counsel, independent auditors and other experts or agents, and solely on a need-to-know basis in connection with the Senior Credit Facilities and the transactions contemplated hereby, and provided such persons and entities are informed of the confidential nature of such information and agree or are otherwise obligated to hold such information in confidence, (g) to prospective Lenders and prospective arrangers, participants or assignees in respect of the Senior Credit Facilities, in each case who agree to be bound by standard confidentiality provisions in accordance with the customary loan market syndication practices for dissemination of such information, (h) for purposes of establishing a “due diligence” defense or (i) in connection with the exercise of any remedies hereunder or under the Fee Letter or any action or proceeding relating to this Commitment Letter or the Fee Letter or the enforcement of rights hereunder or thereunder.

6.     Expenses and Indemnification. By executing this Commitment Letter, you agree to reimburse each the Commitment Parties from time to time on demand for all reasonable out-of-pocket fees and expenses (including, but not limited to, (a) the reasonable fees, disbursements and other charges of Moore & Van Allen PLLC, as counsel to MLPFS and the Administrative Agent, and of special and local counsel to the Lenders retained by MLPFS or the Administrative Agent, and (b) reasonable and actual out-of-pocket due diligence expenses) incurred in connection with the Senior Credit Facilities, the syndication thereof, the preparation of the definitive documentation therefor and the other transactions contemplated hereby. You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.

You agree to indemnify and hold harmless each of the Commitment Parties, each Lender and each of their affiliates and their respective officers, directors, employees, agents, advisors and other representatives (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and reasonable out-of-pocket expenses (including, without limitation, the reasonable and actual fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any matters contemplated by this Commitment Letter or any related transaction or (b) the Senior Credit Facilities or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, willful misconduct or material breach by such Indemnified Party of its obligations under this Commitment Letter. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equityholders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, willful misconduct or material breach by such Indemnified Party of its obligations under this Commitment Letter. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages resulting from the gross negligence, willful misconduct or material breach by such Indemnified Party of its obligations under this Commitment Letter as determined by a final and nonappealable judgment of a court of competent jurisdiction.

This Commitment Letter, the fee letter among you and the Commitment Parties of even date herewith (the “Fee Letter”), and the contents hereof and thereof are confidential and, except for disclosure hereof or thereof (i) on a confidential basis to your accountants, attorneys and other professional advisors retained by you in connection with the Senior Credit Facilities, (ii) on a confidential basis to the Seller and its advisors (provided, that, fee percentages and amounts and economic terms of the market flex provisions in the Fee Letter are redacted to the reasonable satisfaction of MLPFS or Administrative Agent, as applicable), (iii) of this Commitment Letter and the existence and contents hereof (but not the Fee Letter or the contents thereof, other than the aggregate fee amount contained in the Fee Letter as part of the Projections, pro forma information, or a generic disclosure of aggregate sources and uses related to fee amounts in connection with the Transactions to the extent such disclosure would be customary or required in offering and marketing materials for the Senior Credit Facilities (and only to the extent aggregated with all other fees and expenses in connection with the Transactions and not presented as an individual line item unless required by applicable law, rule or regulation)) in any syndication or other marketing material in connection with the Senior Credit Facilities, or (iv) in any judicial proceeding in connection with the enforcement of your rights hereunder or under the Fee Letter, may not be disclosed in whole or in part to any person or entity without our prior written consent; provided, however, it is understood and agreed that you may disclose (x) this Commitment Letter but not the Fee Letter after your acceptance of this Commitment Letter and the Fee Letter, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges and (y) the aggregate amount of the fees or other payments in the Fee Letter (provided, that, the fee percentages and amounts (other than aggregate amounts) and economic terms of the market flex provisions in the Fee Letter are redacted to the reasonable satisfaction of MLPFS or Administrative Agent, as applicable) may be disclosed in public filings, included in projections and pro forma information, in disclosure of aggregate sources and uses and similar generic disclosures. The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), each of them is required to obtain, verify and record information that identifies you and each co-borrower and each guarantor under the Senior Credit Facility, which information includes your and their name and address and other information that will allow the Commitment Parties to identify you and each such co-borrower and guarantor in accordance with the Act. As a condition to entering into the Proposed Amendment or the Backstop Facilities, each Borrower must provide all requested KYC/AML information (including, without limitation, Beneficial Ownership Certifications) satisfactory to the Commitment Parties and each Lender.

7.     No Fiduciary Duty. You acknowledge that each of the Commitment Parties or their affiliates may be providing financing or other services (including financial advisory services) to parties whose interests may conflict with yours. Each of the Commitment Parties agrees that it will not furnish confidential information obtained from you to any of its other customers and that it will treat confidential information relating to you and your affiliates with the same degree of care as it treats its own confidential information. Each of the Commitment Parties further advises you that it will not make available to you confidential information that it has obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that each of the Commitment Parties is permitted to access, use and share with any of its bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning you or any of your affiliates that is or may come into the possession of the Commitment Parties or any of such affiliates, in each case subject to the confidentiality provisions contained in this Commitment Letter. You further acknowledge that each of the Commitment Parties is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any such party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of other customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you and other companies with which you may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any such party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree that: (a) (i) the arranging and other services described herein regarding the Senior Credit Facilities are arm’s-length commercial transactions between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, (ii) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, and (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby; (b) (i) each of the Commitment Parties has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity and (ii) none of the Commitment Parties has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein or in the definitive documentation for the Senior Credit Facilities; and (c) the Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and none of the Commitment Parties has any obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against any of the Commitment Parties with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.

8.     Survival. The provisions of the immediately preceding six paragraphs shall remain in full force and effect regardless of whether the definitive documentation for the Senior Credit Facilities shall be executed and delivered, and notwithstanding the expiration or mutual termination of this Commitment Letter or any commitment or undertaking of any of the Commitment Parties hereunder; provided that (x) the reimbursement and indemnity provisions set forth in Section 6 of this Commitment Letter shall be superseded on the date of effectiveness of the definitive documentation for the Senior Credit Facilities that includes reimbursement and indemnity provisions and (y) the confidentiality provisions set forth in Section 5 of this Commitment Letter shall terminate on the earlier of (i) the date of effectiveness of the definitive documentation for the Senior Credit Facilities that includes confidentiality provisions applicable to the Commitment Parties (which shall supersede the confidentiality provisions in Section 5 hereof) and (ii) the second anniversary of the date hereof. The provisions of Section 3 and Section 4 hereof shall remain in full force and effect, regardless of whether the definitive documentation for the Senior Credit Facilities shall be executed and delivered, until the earlier of (1) a Successful Syndication (as defined in the Fee Letter) shall have been achieved or (2) the occurrence of the Commitment Expiry Date without a closing of the Senior Credit Facilities having occurred.

9.     Miscellaneous. This Commitment Letter and the Fee Letter may be executed in counterparts which, taken together, shall constitute an original. Delivery of an executed counterpart of this Commitment Letter or the Fee Letter by electronic transmission or facsimile shall be effective as delivery of a manually executed counterpart thereof. This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of Georgia; provided that the laws of the Federal Republic of Germany shall govern in determining (a) the interpretation of the definition of Target Material Adverse Change (as defined in Exhibit A) and whether or not a Target Material Adverse Change has occurred, (ii) the accuracy of any Target Acquisition Agreement Representation and whether as a result of any inaccuracy thereof, a condition to your obligations to close under the Target Acquisition Agreement has not been met or you (or any of your affiliates) have the right (without regard to any notice requirement but giving effect to any applicable cure provisions) to terminate your (or any of your affiliates) obligations under the Target Acquisition Agreement and (iii) whether the Target Acquisition has been consummated in accordance with the terms of the Target Acquisition Agreement (in each case without regard to its rules of conflicts of law). Each of you and the Commitment Parties hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the Fee Letter, the transactions contemplated hereby and thereby or the actions of any of the Commitment Parties in the negotiation, performance or enforcement hereof.

This Commitment Letter and the Fee Letter embody the entire agreement and understanding among the Commitment Parties, you and your affiliates with respect to the Senior Credit Facilities and supersede all prior agreements and understandings relating to the specific matters hereof. No party has been authorized by any of the Commitment Parties to make any oral or written statements that are inconsistent with this Commitment Letter. This Commitment Letter is not assignable by any party hereto without the prior written consent of the other parties hereto and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties; provided, that MLPFS may, without notice to or consent of the Company, assign its rights and obligations under this Commitment Letter and the Fee Letter to any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Commitment Letter. The terms of this Commitment Letter may be modified only pursuant to a writing signed by each party hereto specifically referencing this Commitment Letter.

This Commitment Letter and all commitments and undertakings of each of the Commitment Parties hereunder will expire at 5:00 p.m. (Eastern time) on June [__], 2018 unless you execute this Commitment Letter and the Fee Letter and return them to us prior to that time, whereupon this Commitment Letter and the Fee Letter shall become binding agreements. Thereafter, all commitments and undertakings of each of the Commitment Parties hereunder (except to the extent that any provisions expressly survive termination of this Commitment Letter) will expire on the earliest of (such date referred to herein as the “Commitment Expiry Date”): (a) December 31, 2018 (the “Stated Termination Date”), (b) the closing of the Target Acquisition with or without the use of the Incremental Term Facility, (c) the public announcement of the abandonment of the Target Acquisition by you (or any of your affiliates) and (d) the termination of the Target Acquisition Agreement prior to closing of the Target Acquisition or the termination of your (or any of your affiliates’) obligations under the Target Acquisition Agreement to consummate the Target Acquisition in accordance with the terms thereof. In consideration of the time and resources that each of the Commitment Parties will devote to the Senior Credit Facilities, you agree that, until the Commitment Expiry Date, you will not, without our consent solicit, initiate or permit, or enter into any discussions in respect of, any offering, placement or arrangement of any competing senior credit facility or facilities for the Company and its subsidiaries, except for bonds to be arranged or placed by MLPFS.

This Commitment Letter amends and restates in full that certain Commitment Letter dated as of June 14, 2018 between you, Bank of America, and MLPFS.

[SIGNATURE PAGES FOLLOW]

We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ Mark Halmrast
Name: Mark Halmrast
Title: Managing Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Mark Halmrast
Name: Mark Halmrast
Title: Managing Director

JPMORGAN CHASE BANK, N.A.

By:	/s/ Blakely Engel
Name: Blakely Engel
Title: Vice President

Interface, Inc.

AMENDED AND RESTATED COMMITMENT LEtter

ACCEPTED AND AGREED TO AS OF THE DATE FIRST ABOVE WRITTEN:

Interface, Inc., a Georgia corporation

By:	/s/ Keith Wright
Name: Keith Wright
Title: Treasurer

Interface, Inc.

AMENDED AND RESTATED COMMITMENT LEtter

EXHIBIT A

CONDITIONS PRECEDENT

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Amended and Restated Commitment Letter (the “Commitment Letter”) to which this Exhibit A is attached and forms part of.

The effectiveness of and initial extensions of credit under the Incremental Term Facility and, if the Required Consent is not obtained, the Backstop Facilities will be subject to satisfaction of the following conditions precedent in each case subject to the Limited Conditionality Provision:

(i)

Definitive Documentation. The negotiation, execution and delivery of definitive documentation for the Incremental Term Facility and the Proposed Amendment or, if the Required Consent is not obtained, the Backstop Facilities in each case consistent with the Commitment Letter and reasonably satisfactory to the Lead Arrangers, the Borrower and the Administrative Agent; it being understood that (A) the Existing Facility Agreement and related existing Loan Documents shall be used as basis for preparing such definitive documentation, and such documents shall be amended or amended and restated as necessary, consistent with the Commitment Letter and reasonably satisfactory to the Lead Arrangers, the Borrower and the Administrative Agent, and (B) the terms of such definitive documentation shall be such that they do not impair the availability of the Incremental Term Facility and, if applicable, the Backstop Facilities, on the Effective Date if the conditions set forth herein are satisfied.

(ii)

Specified Representations; Target Acquisition Agreement Representations. The Specified Representations shall be true and correct in all material respects (or, with respect to representations already qualified by concepts of materiality, in all respects) on and as of the Effective Date after giving effect to the Transactions. The Target Acquisition Agreement Representations shall be true and correct on and as of the Effective Date. As used herein and in the Commitment Letter, the term “Target Acquisition Agreement Representations” shall mean such of the representations and warranties made by or on behalf of the Seller with respect to the Target or Target’s subsidiaries in the Target Acquisition Agreement as are material to the interests of the Lenders (in their capacities as such), but only to the extent that the Purchaser (or any of its affiliates) has the right (determined without regard to any notice requirement) to terminate the Purchaser’s (and, if applicable, its affiliates’) obligations (or to refuse to consummate the Target Acquisition) under the Target Acquisition Agreement as a result of a breach of any of such representations and warranties.

(iii)	No Payment or Bankruptcy Default. No Default shall exist under any of Sections 9.01(a), 9.01(f) and 9.01(g)(i) of the Existing Facility Agreement.

(iv)	Legal Opinions. The Administrative Agent shall have received customary opinions of counsel to the Loan Parties reasonably acceptable to the Administrative Agent.

(v)

Organizational Documents; Resolutions; Good Standing Certificates. The Administrative Agent shall have received each of the following with respect to each Loan Party, in each case certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Effective Date: (i) copies of its articles of incorporation or formation (or equivalent document) certified to be true and complete as of a recent date by the appropriate governmental authority of the state of its incorporation or organization, (ii) copies of its bylaws or operating agreement (or equivalent document), (iii) resolutions and incumbency certificates and (iv) a good standing certificate (or its equivalent) dated as of a recent date by the appropriate governmental authority of the state of its incorporation or organization, in each case, reasonably satisfactory to the Administrative Agent.

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(vi)

Financial Statements. MLPFS shall have received (A) unaudited consolidated balance sheets and related statements of income, changes in equity and cash flows of the Company and its Subsidiaries for each of the fiscal quarters ended at least 45 days before the Effective Date, (B) unaudited consolidated balance sheets and related statements of income, changes in equity and cash flows of the Target and its Subsidiaries for each of the fiscal months ended at least 30 days before the Effective Date since December 31, 2017; and (C) a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Company and its Subsidiaries as of and for the most recent four fiscal quarter period ended at least 45 days prior to the Effective Date prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income).

(vii)	Target Acquisition.

(A)

The Target Acquisition shall have been, or shall concurrently with the funding of the Incremental Term Facility will be, consummated in accordance with the terms of the Target Acquisition Agreement, without giving effect to any amendment, modification, waiver or consent thereunder that is materially adverse to the interests of the Lenders unless such amendment or modification is approved by MLPFS (such approval not to be unreasonably withheld, delayed or conditioned). For purposes of the foregoing condition, it is hereby understood and agreed that (i) amendments, waivers and other changes to the definition of “Material Adverse Change” (as defined in the Target Acquisition Agreement), and consents and requests given or made pursuant to such definition shall in each case be deemed to be materially adverse to the interests of the Lenders, (ii) any reduction in the purchase price in connection with the Target Acquisition shall not be deemed to be materially adverse to the interests of the Lenders so long as such reduction is allocated to reduce the amount of the Incremental Term Facility, (iii) any reduction in the purchase price in connection with the Target Acquisition shall not be deemed to be materially adverse to the interests of the Lenders so long as such reduction (other than pursuant to any purchase price or similar adjustment provision set forth in the Target Acquisition Agreement) does not decrease the purchase price by more than ten percent (10%) (cumulative for all such reductions) without the prior written consent of MLPFS (not to be unreasonably withheld, conditioned or delayed) and (iv) any increase in the purchase price in connection with the Target Acquisition shall not be deemed to be material and adverse to the interests of the Lenders to the extent that such increase is funded with cash on the balance sheet of the Company or any of its Subsidiaries.

(B) Target Material Adverse Change. No “Material Adverse Change” (as such term is defined in the Target Acquisition Agreement) shall have occurred in the period up to and including the Effective Date. The term “Target Material Adverse Change” as used in the Commitment Letter means a “Material Adverse Change” as such term is defined in the Target Acquisition Agreement.

(C) Refinancing of Third Party Bank Debt of Target and its Subsidiaries. On the Effective Date (or concurrent with the funding of the Incremental Term Facility) all third party bank indebtedness of the Target and its Subsidiaries under the Target Facility Agreement (as defined below) shall have been repaid, all commitments thereunder shall have been terminated and all liens and security interests securing such indebtedness shall have been released or terminated. As used herein, the term “Target Facility Agreement” means that certain facilities agreement originally dated February 6, 2014, among inter alios the Target, certain affiliates of the Target, Deutsche Bank Luxembourg S.A., as Facility Agent, Deutsche Bank AG Filiale Deutschlandgeschaft, as Security Agent, and the other Finance Parties party thereto, as amended, restated, modified or supplemented from time to time.

(viii)

Collateral. The Loan Parties shall enter into such amendments to, or amendments and restatements of, the Collateral Documents as reasonably requested by the Administrative Agent in form and substance reasonably satisfactory to Administrative Agent; it being understood that the terms of such Collateral Documents (i) shall be substantially the same as the existing Collateral Documents relating to the Existing Facility Agreement, and (ii) shall be such that they do not impair the availability of the Incremental Term Facilities and, if applicable, the Backstop Facilities, on the Effective Date if the conditions set forth herein are satisfied.

(ix)

Solvency Certificate. The Administrative Agent shall have received certification in the form of Annex I hereto from the chief financial officer of the Company as to the solvency of the Company and its Subsidiaries on a consolidated basis as of the Effective Date after giving effect to the Transactions on a pro forma basis.

(x)

Backstop Facilities. Solely with respect to the Backstop Facilities, concurrently with the funding of the Backstop Facilities, (A) the Existing Facility Agreement shall have been repaid, all commitments thereunder shall have been terminated and all liens and security interests securing the Existing Facility Agreement shall have been released or terminated and (B) if any of the conditions precedent set forth in Section 5.02 of the Existing Facility Agreement are not satisfied on the Effective Date, then the maximum amount of credit extensions under the Backstop Facilities made on the Effective Date shall not exceed the aggregate outstanding amount of the credit extensions under the Existing Facility Agreement immediately prior to the Effective Date.

(xi)	Marketing Period. The Effective Date shall not occur until the earlier of (i) July 19, 2018, and (ii) the occurrence of a Successful Syndication.

(xii)

Clear Market. There shall be no offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Company or any of its Subsidiaries other than equipment financing entered into in the ordinary course of business and the Senior Credit Facilities contemplated herein.

(xiii)

KYC Information. Upon the reasonable request of any Lender made at least ten days prior to the Effective Date, the Borrowers shall have provided to such Lender the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, in each case at least five days prior to the Effective Date; provided that, at least five days prior to the Effective Date, if any Borrower qualifies as a “legal entity customer” under 31 C.F.R. § 1010.230, then such Borrower shall deliver a certification regarding beneficial ownership required by 31 C.F.R. § 1010.230, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

(xiv)

Payment of Fees and Expenses. All fees payable to the Lead Arrangers and the Lenders on or before the Effective Date pursuant to the Fee Letters shall have been paid; and all expenses of the Lead Arrangers and the Administrative Agent required to be reimbursed by the Company pursuant to the Commitment Letter shall have been reimbursed to the extent invoiced in reasonable detail at least one business day in advance of the Effective Date.

ANNEX I

Form of Solvency Certificate

[_______________], 201[_]

This Solvency Certificate (this “Certificate”) is furnished to the Administrative Agent and the Lenders pursuant to Section [●] of the [Credit Agreement], dated as of [_________ ____], 2018, among [_______________] (the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

I, [______________], the Chief Financial Officer of the Company (after giving effect to the Transactions), in that capacity only and not in my individual capacity, DO HEREBY CERTIFY on behalf of the Company that as of the date hereof, both prior to and after giving effect to the consummation of the Target Acquisition (including the consummation of the Target Acquisition Agreement and the extensions of credit to be made under the Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof, collectively, the “Transactions”):

1.     The sum of the liabilities (including contingent liabilities) of the Company and its subsidiaries, on a consolidated basis, does not exceed the present fair saleable value of the assets of the Company and its subsidiaries, on a consolidated basis.

2.     The present fair saleable value of the assets of the Company and its subsidiaries, on a consolidated basis, is greater than the total amount that will be required to pay the probable liabilities (including contingent liabilities) of the Company and its subsidiaries as they become absolute and matured.

3.     The capital of the Company and its subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as conducted on the date hereof.

4.     The Company and its subsidiaries, on a consolidated basis, have not, giving effect to the Transactions, incurred debts or other liabilities, including current obligations, beyond their ability to pay such debts or other liabilities as they become due (whether at maturity or otherwise).

5.     For purposes of this Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances known to the undersigned as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

6.     In reaching the conclusions set forth in this Certificate, the undersigned has (i) reviewed the Credit Agreement and other Loan Documents referred to therein, (ii) reviewed the financial statements (including the pro forma financial statements) referred to in [Section [●] of the Credit Agreement][Exhibit A of the Commitment Letter] (the “Financial Statements”) and (iii) made such other investigations and inquiries as the undersigned has deemed appropriate. The undersigned is familiar with the financial performance and prospects of the Company and its subsidiaries and hereby confirms that the Financial Statements were prepared in good faith and, to the best knowledge of the undersigned, fairly present, in all material respects, the Company’s and its subsidiaries’ consolidated financial condition (including, with respect to the pro forma Financial Statements, the pro forma financial condition giving effect to the Transactions).

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7.     The undersigned confirms and acknowledges that the Administrative Agent and the Lenders are relying on the truth and accuracy of this Certificate in connection with the Commitments and Loans under the Credit Agreement.

IN WITNESS WHEREOF, the Company has caused this certificate to be executed on its behalf by its Chief Financial Officer this day of _____, 2018.

Interface, INC.

By:
Name:
Title: Chief Financial Officer